EXHIBIT A



                           AGREEMENT


                              and


                        PLAN OF MERGER


                         by and among


                     PACIFIC TELECOM, INC.,

                   PACIFICORP HOLDINGS, INC.

                              and

                       PXYZ CORPORATION



                   Dated as of March 9, 1995
                     TABLE OF CONTENTS


ARTICLE I      THE MERGER. . . . . . . . . . . . . . . . . .  2
     1.1  Effect of Merger . . . . . . . . . . . . . . . . .  3
     1.2  Articles of Incorporation, etc.. . . . . . . . . .  3
          1.2.1  Articles of Incorporation and Bylaws. . . .  3
          1.2.2  Directors . . . . . . . . . . . . . . . . .  3
          1.2.3  Officers. . . . . . . . . . . . . . . . . .  3
     1.3  Conversion and Cancellation of Shares. . . . . . .  4
          1.3.1  PTI Common Stock Held by Holdings . . . . .  4
          1.3.2  PTI Common Stock Held by Minority
                 Shareholders. . . . . . . . . . . . . . . .  4
          1.3.3  Merger Sub Common Stock . . . . . . . . . .  4
          1.3.4  Payment for Minority Stock. . . . . . . . .  5
          1.3.5  Lost, Stolen or Destroyed Certificates. . .  6
          1.3.6  No Further Rights or Transfers. . . . . . .  6
          1.3.7  Dissenting Shareholders . . . . . . . . . .  7
     1.4  Closing. . . . . . . . . . . . . . . . . . . . . .  7
     1.5  Subsequent Actions . . . . . . . . . . . . . . . .  7

ARTICLE II     REPRESENTATIONS AND WARRANTIES. . . . . . . .  8
     2.1  Representations and Warranties of PTI. . . . . . .  8
          2.1.1  Organization and Good Standing. . . . . . .  8
          2.1.2  Capitalization. . . . . . . . . . . . . . .  8
          2.1.3  Corporate Authority; Authorization. . . . .  9
          2.1.4  Consents and Approvals. . . . . . . . . . .  9
          2.1.5  Proxy Statement and Schedule 13E-3. . . . . 10
          2.1.6  Company SEC Reports and Financial
                 Statements. . . . . . . . . . . . . . . . . 11
          2.1.7  Absence of Material Adverse Change. . . . . 12
          2.1.8  Brokers and Finders . . . . . . . . . . . . 12
          2.1.9  Fairness Opinions . . . . . . . . . . . . . 13
     2.2  Representations and Warranties of Holdings and
          Merger Sub . . . . . . . . . . . . . . . . . . . . 13
          2.2.1  Organization and Good Standing. . . . . . . 13
          2.2.2  Corporate Authority . . . . . . . . . . . . 13
          2.2.3  Proxy Statement and Schedule 13E-3. . . . . 14
          2.2.4  Required Approvals. . . . . . . . . . . . . 14
          2.2.5  Prior Proposals and Offers; No Present
                 Intent to Sell. . . . . . . . . . . . . . . 15
          2.2.6  Financing . . . . . . . . . . . . . . . . . 16

ARTICLE III    COVENANTS . . . . . . . . . . . . . . . . . . 16
     3.1  Proxy Materials and Schedule 13E-3 . . . . . . . . 16
     3.2  Shareholder Approval . . . . . . . . . . . . . . . 17
     3.3  Acquisition Proposals. . . . . . . . . . . . . . . 18
     3.4  Dissenters' Rights . . . . . . . . . . . . . . . . 18
     3.5  Conduct of Business of PTI . . . . . . . . . . . . 18
     3.6  Access and Information . . . . . . . . . . . . . . 20
     3.7  Certain Filings, Consents and Arrangements . . . . 20
          3.7.1  Consents. . . . . . . . . . . . . . . . . . 20
          3.7.2  Filings . . . . . . . . . . . . . . . . . . 20
     3.8  Indemnification and Insurance. . . . . . . . . . . 21
     3.9  Dividend Policy. . . . . . . . . . . . . . . . . . 22

     3.10 Notification of Certain Matters. . . . . . . . . . 23
     3.11 Fees and Expenses. . . . . . . . . . . . . . . . . 23
     3.12 Election of Directors. . . . . . . . . . . . . . . 23
     3.13 Employee Benefits. . . . . . . . . . . . . . . . . 23
     3.14 Additional Agreements. . . . . . . . . . . . . . . 23

ARTICLE IV     CONDITIONS. . . . . . . . . . . . . . . . . . 24
     4.1  Conditions to the Obligations of The Parties . . . 24
          4.1.1  Shareholder Approval. . . . . . . . . . . . 24
          4.1.2  No Injunction . . . . . . . . . . . . . . . 24
     4.2  Conditions to Obligation of PTI. . . . . . . . . . 24
          4.2.1  Representations, Warranties, and
                 Covenants . . . . . . . . . . . . . . . . . 24
          4.2.2  PacifiCorp Agreement. . . . . . . . . . . . 25
          4.2.3  No Injunction.. . . . . . . . . . . . . . . 25
          4.2.4  Fairness Opinions . . . . . . . . . . . . . 25
          4.2.5  Consents and Approvals. . . . . . . . . . . 25
     4.3  Conditions to Obligations of Holdings and
          Merger Sub . . . . . . . . . . . . . . . . . . . . 26
          4.3.1  Representations, Warranties, and
                 Covenants . . . . . . . . . . . . . . . . . 26
          4.3.2  No Injunction.. . . . . . . . . . . . . . . 26
          4.3.3  Material Adverse Change . . . . . . . . . . 26
          4.3.4  Consents and Approvals. . . . . . . . . . . 26

ARTICLE V      TERMINATION . . . . . . . . . . . . . . . . . 27
     5.1  Termination. . . . . . . . . . . . . . . . . . . . 27
          5.1.1  Mutual Consent. . . . . . . . . . . . . . . 27
          5.1.2  Failure of Merger to Occur by Certain
                 Date. . . . . . . . . . . . . . . . . . . . 27
          5.1.3  Actions Restraining the Merger. . . . . . . 27
          5.1.4  Failure of Shareholders to Approve. . . . . 28
          5.1.5  By PTI. . . . . . . . . . . . . . . . . . . 28
          5.1.6  By Holdings . . . . . . . . . . . . . . . . 28
     5.2  Effect of Termination. . . . . . . . . . . . . . . 28

ARTICLE VI     MISCELLANEOUS AND GENERAL . . . . . . . . . . 29
     6.1  Survival of Representations, Warranties and
          Agreements . . . . . . . . . . . . . . . . . . . . 29
     6.2  Waiver and Amendment . . . . . . . . . . . . . . . 29
     6.3  Entire Agreement . . . . . . . . . . . . . . . . . 29
     6.4  Headings . . . . . . . . . . . . . . . . . . . . . 30
     6.5  Notices. . . . . . . . . . . . . . . . . . . . . . 30
     6.6  Parties in Interest; Assignment. . . . . . . . . . 30
     6.7  Specific Performance . . . . . . . . . . . . . . . 31
     6.8  Public Statements. . . . . . . . . . . . . . . . . 31
     6.9  Counterparts . . . . . . . . . . . . . . . . . . . 31
     6.10 Choice of Law. . . . . . . . . . . . . . . . . . . 31

                        AGREEMENT AND
                        PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of March 9, 1995, by and among PACIFIC TELECOM, INC., a Washington corporation ("PTI"), PACIFICORP HOLDINGS, INC., a Delaware corporation ("Holdings"), and PXYZ CORPORATION, a Washington corporation ("Merger Sub").

                        R E C I T A L S

     A. Holdings, a direct wholly-owned subsidiary of PacifiCorp, an Oregon corporation ("PacifiCorp"), owns
34,325,181 shares, or approximately 86.6 percent, of the issued and outstanding common stock, no par value, of PTI ("PTI Common
Stock").

     B. Merger Sub is a direct, wholly-owned subsidiary of Holdings, formed solely for the purposes of the transactions contemplated by this Agreement.

     C. The Board of Directors of each of Holdings, Merger Sub and PTI believes that it is in the best interest of each respective corporation and their respective shareholders to consummate the merger of Merger Sub with and into PTI pursuant to the applicable provisions of the Washington Business Corporation Act (the "WBCA") and in accordance with the terms and subject to the conditions of this Agreement (the "Merger").

     D. Based upon the unanimous recommendation of the special committee of the Board of Directors of PTI (the "Special Committee"), the Board of Directors of PTI has approved the Merger, with PTI to be the surviving corporation and a wholly-owned subsidiary of Holdings following the Merger, upon the terms and subject to the conditions set forth herein and has recommended approval of this Agreement and the Merger by the shareholders of PTI.

    E.   The Board of Directors of each of Holdings and Merger
Sub have approved this Agreement and the Merger, upon the terms and conditions set forth herein.

     F. Contemporaneous with the execution of this Agreement, PacifiCorp is entering into an agreement in the form attached hereto as Exhibit A (the "PacifiCorp Agreement") with PTI pursuant to which PacifiCorp is assuming certain obligations in connection with the transactions contemplated hereby.

                          AGREEMENT:

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties agree as follows:

                           ARTICLE I
                          THE MERGER

          Pursuant to the WBCA, and subject to and in accordance with the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time (as hereinafter defined), be merged with and into PTI, the outstanding shares of the capital stock of PTI held by Holdings shall be cancelled, the outstanding shares of capital stock of PTI held by shareholders other than Holdings (the "Minority Shareholders") shall be converted into the right to receive the Merger Consideration (as hereinafter defined), the outstanding shares of the capital stock of Merger Sub shall be converted into shares of the capital stock of PTI, all as described in
Section 1.3, and PTI shall execute Articles of Merger, to be filed with the Secretary of State of the State of Washington on the Closing Date (as hereinafter defined). The Merger shall take effect (the "Effective Time") when, subject to and in accordance with the terms and conditions of this Agreement, Articles of Merger and such other documents as may be required by the applicable provisions of the WBCA, in such form as are required by and executed in accordance with the WBCA, are duly filed with the Secretary of State of the State of Washington. Such filings shall be made as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV of this Agreement.

          1.1 Effect of Merger. At the Effective Time, Merger Sub shall be merged with and into PTI in the manner and with the effect provided by the WBCA, the separate corporate existence of Merger Sub shall cease and thereupon Merger Sub and PTI shall be a single corporation (the "Surviving Corporation"). The outstanding shares of capital stock of PTI held by Holdings shall be cancelled, the outstanding shares of capital stock of PTI held by the Minority Shareholders shall be converted into the right to receive the Merger Consideration, and the outstanding shares of capital stock of Merger Sub shall be converted into a like number of shares of the capital stock of PTI, all on the basis, terms and conditions described in
Section 1.3.

          1.2 Articles of Incorporation, etc. In addition to the effects identified in Section 1.1:

               1.2.1  Articles of Incorporation and Bylaws.
The Articles of Incorporation and Bylaws of PTI as in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation;

               1.2.2  Directors.  The directors of PTI at the
Effective Time shall be the directors of the Surviving
Corporation, until their respective successors shall be duly elected or appointed and qualified; and

               1.2.3  Officers.  The officers of PTI at the
Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified.

         1.3 Conversion and Cancellation of Shares. The manner and basis of cancelling the shares of PTI or converting them into the right to receive cash and the manner and basis of converting the shares of Merger Sub into shares of PTI shall be as follows:

               1.3.1 PTI Common Stock Held by Holdings. Each of the 34,325,181 shares of PTI Common Stock held by Holdings ("Holdings Stock"), outstanding immediately before the Effective Time, shall by virtue of the Merger and without any action on the part of Holdings as the holder thereof, be cancelled without payment of any consideration therefor and shall cease to exist.

               1.3.2  PTI Common Stock Held by Minority
Shareholders. Each share of PTI Common Stock held by the Minority Shareholders (including, without limitation, PTI Common Stock held in escrow for the benefit of participants in PTI's Non-Employee Director Stock Compensation Plan and PTI's Long-Term Incentive Plan 1994 Restatement) ("Minority Stock"), outstanding immediately before the Effective Time (other than shares with respect to which the holder thereof has properly perfected dissenters' rights in accordance with the WBCA), shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to the Merger Consideration in accordance with Section 1.3.4.

               1.3.3 Merger Sub Common Stock. Each of the 100 shares of Merger Sub Common Stock, ("Merger Sub Stock"), issued and outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of PTI Common Stock.

              1.3.4 Payment for Minority Stock. Prior to the Effective Time, Holdings shall designate a bank or trust company with capital, surplus and undivided profits of at least $100 million to act as the payment agent (the "Payment Agent") in connection with the Merger. At or prior to the Effective Time, Holdings shall take all steps necessary to enable and cause the Payment Agent to receive the funds (the "Fund") necessary to make the payments of Merger Consideration provided for by this Agreement. Out of the Fund, the Payment Agent shall, pursuant to irrevocable instructions, make the payments of Merger Consideration provided for by this Agreement. The Fund shall not be used for any other purpose. The Payment Agent may invest portions of the Fund, as directed by Holdings (so long as such instructions do not impair the Payment Agent's ability to make the payments of Merger Consideration provided for by this Agreement or otherwise impair the rights of holders of Minority Stock). Any net earnings resulting from, or interest or income produced by, such investments shall be paid to the Surviving Corporation as and when requested by Holdings. Holdings shall replace any monies lost through any investment pursuant to this
Section 1.3.4. Promptly after the Effective Time, Holdings shall cause the Payment Agent to mail to each record holder of Minority Stock as of immediately prior to the Effective Time a form of letter of transmittal and instructions for use in effecting the surrender of certificates representing Minority Stock for payment. After the Effective Time, each holder of shares of Minority Stock outstanding immediately prior to the Effective Time shall, upon surrender for cancellation of a certificate or certificates representing such shares to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, be entitled to receive an amount equal to $30.00 in cash for each share of Minority Stock converted pursuant to the provisions of Section 1.3.2 (the "Merger Consideration"). Subject to full compliance with this Agreement, any cash provided to the Payment Agent pursuant to this Section 1.3.4 and not exchanged for certificates representing Minority Stock within 180 days after the Effective Time will be returned by the Payment Agent to the Surviving Corporation, which thereafter shall act as the payment agent. Notwithstanding the foregoing, neither the Payment Agent nor any party to this Agreement shall be liable to any holder of Minority Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               1.3.5 Lost, Stolen or Destroyed Certificates. In the event that any certificate representing Minority Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Holdings shall, or shall cause the Payment Agent to, issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Agreement; provided, however, that Holdings may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to give Holdings a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdings with respect to the certificate alleged to have been lost, stolen or destroyed.

               1.3.6 No Further Rights or Transfers. At and after the Effective Time, each holder of a certificate that represented Minority Stock immediately prior to the Effective Time shall cease to have any rights as a shareholder of PTI, except for the right to surrender his or her certificate or certificates in exchange for the Merger Consideration or to perfect his or her right to receive payment for shares of Minority Stock pursuant to RCW 23B.13.010 et seq. and Section
1.3.7 hereof (if such holder has validly exercised and perfected the dissenters rights provided thereby), and there shall be no transfers on the stock books of the Surviving Corporation of any shares of PTI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates formerly representing Minority Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged solely for the Merger Consideration.

               1.3.7  Dissenting Shareholders.  Shares of
Minority Stock outstanding immediately prior to the Effective Time and held by shareholders who have validly perfected dissenter's rights in accordance with RCW 23B.13.010 et seq. ("Dissenting Shares") shall not be converted as described in
Section 1.3.2 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due in accordance with RCW 23B.13.010 et seq. Each holder of Dissenting Shares who becomes entitled to payment for his Dissenting Shares in accordance with RCW 23B.13.010 et seq. shall receive payment therefor from the Surviving Corporation after the Effective Time (but only after the amount thereof shall have been agreed upon or finally determined pursuant to RCW 23B.13.010 et seq.).
Notwithstanding the foregoing, if any holder of Dissenting Shares shall fail to perfect, effectively withdraw or otherwise lose such rights either before or after the Effective Time, such holder's Dissenting Shares shall be converted into the right to receive the Merger Consideration in accordance with the provisions of Section 1.3.2.

          1.4 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Stoel Rives Boley Jones & Grey, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon 97204, at 10:00 a.m. on the date when the last of the conditions set forth in Article IV hereof (other than conditions that by their terms are to occur at Closing) shall have been fulfilled or waived or on such other date as PTI and Holdings may agree (the "Closing Date").

          1.5 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall reasonably determine that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets of, PTI or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of PTI or Merger Sub, or otherwise, all such deeds, bills of sale, assignments, and assurances, and to take and do, in the name and on behalf of PTI or Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                          ARTICLE II
                REPRESENTATIONS AND WARRANTIES

          2.1 Representations and Warranties of PTI. PTI hereby represents and warrants to Holdings and Merger Sub that:

               2.1.1 Organization and Good Standing. Each of PTI and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to be so qualified would not have a material adverse effect on PTI and its subsidiaries taken as a whole. Each of PTI and its subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

               2.1.2 Capitalization. The authorized capital stock of PTI consists of (i) 200,000,000 shares of common stock, no par value, of which at February 28,
1995, there were 39,616,123 shares issued and outstanding (of which 34,325,181 were held by Holdings and 5,290,942 constituted Minority Stock) and (ii) 152,000 shares of Cumulative Preferred Stock, $25.00 par value, of which at February 28, 1995, there were no shares outstanding. All issued and outstanding shares of Common Stock are validly issued, fully paid, nonassessable and free of preemptive rights.

               2.1.3 Corporate Authority; Authorization. PTI has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of PTI and no other corporate proceedings on the part of PTI or any subsidiary of PTI are necessary to authorize this Agreement and, except for the approval of this Agreement by its shareholders and the filing of the Articles of Merger pursuant to the WBCA, no other corporate proceedings on the part of PTI are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by PTI and constitutes a valid and binding obligation of PTI enforceable against PTI in accordance with its terms, except as enforcement may be affected by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedies of specific performance and injunctive relief are subject to the discretion of the court before which any proceeding may be brought.

               2.1.4  Consents and Approvals.  Except for
compliance with applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), the securities laws of the various states, shareholder approval of the Merger, the filing of the Articles of Merger pursuant to the WBCA and any necessary consents from the Federal Communications Commission and any state telecommunications regulatory authorities, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the execution and delivery by PTI of this Agreement or the consummation by PTI of the transactions contemplated by this Agreement, excluding from the foregoing filings, permits, authorizations, consents or approvals that, either individually or in the aggregate, would not have a material adverse effect on the business, operations, financial condition or prospects of PTI and its subsidiaries taken as a whole. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of PTI or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, agreement or other instrument or obligation to which PTI or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PTI, any of its subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults that, either individually or in the aggregate, would not have a material adverse effect on the business, operations, financial condition or prospects of PTI and its subsidiaries taken as a whole.

               2.1.5 Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied by PTI and the Special Committee for inclusion in the Rule 13e-3 Transaction Statement to be filed pursuant to the Exchange Act in connection with the transactions contemplated hereby (the "Schedule 13E-3") or the proxy statement (the "Proxy Statement") to be filed pursuant to the Exchange Act with respect to the meeting of shareholders (the "Shareholder Meeting") called for the purpose of approving this Agreement and the transactions contemplated hereby, which, unless Holdings otherwise approves in writing, will be the 1995 Annual Meeting of Shareholders of PTI, and any amendments thereof or supplements thereto, will, on the respective dates such materials are filed with the Securities and Exchange Commission ("SEC"), at the time of the mailing of the Proxy Statement or any amendment or supplement thereto, to shareholders of PTI, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to PTI or its officers and directors should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the
Schedule 13E-3, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PTI. The Schedule 13E-3 will comply (with respect to PTI) in all material respects, as to form, with the applicable requirements of each of the Exchange Act and the respective rules and regulations thereunder.

               2.1.6  Company SEC Reports and Financial
Statements. PTI has heretofore furnished to Holdings complete copies of all registration statements, reports, and other required filings, including all amendments thereto, filed since January 1, 1992 and on or before the date hereof with the SEC (collectively, the "Company SEC Reports"). Since January 1, 1992, PTI has timely filed all registration statements, reports and other filings required to be filed with the SEC under the rules and regulations of the SEC. The Company SEC Reports, including without limitation, any financial statements or schedules included therein, when filed (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Securities Act of 1933 (the "Securities Act") and the Exchange Act, as the case may be, and the applicable rules and regulations thereunder. Other than as disclosed by PTI in its filings with the SEC, each of the financial statements of PTI (including any related notes and schedules) contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as otherwise indicated in such financial statements or in the notes thereto or, in the case of the unaudited interim statements, as permitted by the requirements of Form 10-Q) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring audit adjustments) the consolidated financial position of PTI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended in accordance with GAAP.

               2.1.7  Absence of Material Adverse Change.
Since September 30, 1994 and except as disclosed in the Company SEC Reports or as otherwise disclosed to a responsible officer of Holdings or PacifiCorp on or before the date hereof, here has not been any material adverse change in the business, operations, properties, assets, liabilities or condition (financial or otherwise) of PTI and its subsidiaries taken as a whole or any declaration of any dividend or other distribution with respect to PTI's capital stock, other than regular quarterly dividends paid in respect of PTI Common Stock.

               2.1.8 Brokers and Finders. Neither PTI nor any officer, director or employee of PTI has employed any broker, finder or investment banker, or incurred any liability for any brokerage or investment banking fees, commissions or finder's fees, in connection with the transactions contemplated by this Agreement, except that Smith
Barney, Inc. ("Smith Barney") has been engaged as the financial advisor to the Special Committee and CS First Boston Corporation ("CS First Boston") has been engaged to render an opinion as to whether the Merger Consideration is fair, from a financial point of view, to the Minority Shareholders, pursuant to engagement letters that have been disclosed to Holdings.

               2.1.9 Fairness Opinions. The Special Committee has received the written opinion of each of Smith Barney and CS First Boston (the "Fairness Opinions"), to the effect that, as of the respective dates of such opinions, the Merger Consideration is fair, from a financial point of view, to the Minority Shareholders.

          2.2  Representations and Warranties of Holdings and
Merger Sub. Holdings and Merger Sub hereby represent and warrant to PTI that:

               2.2.1 Organization and Good Standing. Holdings and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Washington, respectively. Each of Holdings and Merger Sub has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

               2.2.2 Corporate Authority. Each of Holdings and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Holdings and Merger Sub and the sole shareholder of Merger Sub and no other corporate proceedings on the part of Holdings or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Holdings and Merger Sub and constitutes a valid and binding agreement of Holdings and Merger Sub, enforceable against each of them in accordance with its terms, except as enforcement may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedies of specific performance and injunctive relief are subject to the discretion of the court before which any proceeding may be brought.

               2.2.3 Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied by PacifiCorp, Holdings or Merger Sub for inclusion in the Schedule 13E-3 or the Proxy Statement and any amendments thereof or supplements thereto will, on the respective dates such materials are filed with the SEC, at the time of the mailing of such Proxy Statement or any amendment or supplement thereto to shareholders of PTI, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to PacifiCorp, Holdings, Merger Sub or any of their respective officers, directors or affiliates should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the
Schedule 13E-3, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PTI. The Schedule 13E-3 will comply (with respect to PacifiCorp, Holdings, Merger Sub and their respective officers, directors and affiliates) in all material respects, as to form, with the applicable requirements of each of the Exchange Act and the respective rules and regulations thereunder.

               2.2.4  Required Approvals.  Except for
compliance with the applicable requirements of the Exchange Act, the securities laws of the various states and the filing of the Articles of Merger pursuant to the WBCA, no filing with, and no permit, authorization, consent or approval of, any public body is necessary for the execution and delivery by Holdings or Merger Sub of this Agreement or the consummation by Holdings or Merger Sub of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles or certificate of incorporation (as the case may be) or bylaws of PacifiCorp, Holdings or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, agreement or other instrument or obligation to which PacifiCorp, Holdings or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PacifiCorp, Holdings or Merger Sub, or any of their respective properties or assets, excluding from the foregoing clauses (ii) and (iii) violations, breaches or defaults that, either individually or in the aggregate, would not have a material adverse effect on the business, operations, financial condition or prospects of such entity and its subsidiaries taken as a whole.

               2.2.5 Prior Proposals and Offers; No Present Intent to Sell. Since January 1, 1993, to the best knowledge of Holdings after due inquiry, none of PacifiCorp, Holdings or Merger Sub has received any "proposal" or offer to purchase, or solicited any proposal or offer to purchase, any material portion of the stock or assets of PTI, other than transactions disclosed in the Company SEC Reports (including, without limitation, the sale of Alascom). For purposes of this Section
2.2.5 a "proposal" may be either written or oral, but must have included a proposed or suggested price or possible range of prices and, if made on behalf of a corporation, must have been made by a responsible officer or representative of that corporation. Neither PacifiCorp nor Holdings has any current plan or intent to sell or otherwise dispose of any material portion of the stock or assets of PTI, other than transactions disclosed in the Company SEC Reports (including, without limitation, the sale of Alascom). The Schedule 13D of PacifiCorp filed in respect of Holdings' ownership interest in PTI, as amended by the form of amendment attached hereto as Exhibit B (the "13D Amendment"), will fully comply with all of the requirements of such Schedule including, without limitation, Item 4 thereof. The 13D Amendment will be filed promptly after the execution of this Agreement.

               2.2.6 Financing. Holdings has available to it the funds necessary to consummate the Merger and the other transactions contemplated by this Agreement.

                          ARTICLE III
                           COVENANTS

          3.1 Proxy Materials and Schedule 13E-3. As soon as practicable after the date hereof, PTI will prepare and, subject to prior approval by Holdings, file the Proxy Statement and accompanying proxy materials in preliminary form, and PTI and PacifiCorp, Holdings and Merger Sub will prepare and file the Schedule 13E-3 with the SEC pursuant to the Exchange Act. PTI will provide Holdings and Merger Sub with a reasonable opportunity to review and approve the Proxy Statement and any amendments or supplements thereto prior to filing them with the SEC.
Holdings and Merger Sub will provide PTI with a reasonable opportunity to review and approve the Schedule 13E-3 and any amendments thereto prior to filing with the SEC. PTI will use its best efforts to, as soon as is practicable, have the Proxy Statement cleared by the SEC. PTI, Holdings and Merger Sub will use their respective best efforts to, as soon as is practicable, have the Schedule 13E-3 cleared by the SEC. As soon as is practicable, PTI will distribute to the shareholders of PTI and file with the SEC the Proxy Statement and accompanying materials in definitive form and Holdings, Merger Sub and PTI will file with the SEC the Schedule 13E-3, as amended. Each party to this Agreement shall, and shall cause its respective officers, directors and affiliates to, cooperate fully with each other in responding promptly to any comments of the SEC in respect of any of the filings made by such persons with the SEC in connection with the transactions contemplated by this Agreement.

          3.2 Shareholder Approval. PTI will take all action necessary in accordance with applicable law and its governing instruments to call, give notice of, convene, and hold the Shareholder Meeting as promptly as practicable to consider and vote upon the approvals of this Agreement, the Merger and such other matters as are required or contemplated by this Agreement. In order to facilitate the solicitation of Minority Shareholders at the Shareholder Meeting, PTI shall retain a proxy solicitation firm of national reputation and reasonably acceptable to Holdings to assist in the solicitation of proxies and shall permit Holdings to participate in the solicitation process. The Special Committee has unanimously recommended to the Board of Directors of PTI that the Merger is fair to and in the best interests of the Minority Shareholders. Based upon the recommendation of the Special Committee, the Board of Directors of PTI has determined by a unanimous vote (except for possible abstention by the director who also serves as a director of PacifiCorp) that this Agreement is advisable and in the best interests of the Minority Shareholders and recommends, and subject to their respective fiduciary duties, (i) shall continue to recommend, to the Minority Shareholders the adoption and approval of this Agreement and the transactions contemplated hereby and (ii) shall use their respective best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby. Holdings and Merger Sub have each determined that the transactions contemplated by this Agreement are fair to the Minority Shareholders.

         3.3 Acquisition Proposals. PTI will not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person (including any of its officers or employees) relating to any acquisition or purchase of all or a substantial portion of the assets of, or any equity interest in, PTI or any of its subsidiaries (other than sales of assets in the ordinary course of business which, in the aggregate, do not involve a substantial portion of the assets of PTI or any of its subsidiaries or sales disclosed in the Company SEC Reports including, without limitation, the sale of Alascom) or any business combination with PTI or any of its subsidiaries, or, subject to fiduciary duties under applicable law as advised by counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. PTI represents and warrants that, as of the date of this Agreement, no such negotiations or activities are in process with respect to the foregoing. PTI shall promptly notify Holdings if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

          3.4 Dissenters' Rights. PTI shall not settle or compromise any claim for dissenters' rights in respect of the Merger without the prior written consent of Holdings.

          3.5 Conduct of Business of PTI. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement or as previously disclosed in the Company SEC Reports or otherwise approved in writing by Holdings, PTI and its subsidiaries shall not:

               (a) conduct their respective businesses except in the ordinary course of business and consistent with past practice;

              (b)  propose or adopt any amendments to its
Articles of Incorporation or Bylaws or make any change in the Board of Directors of PTI except as may be required to comply with Section 3.12 of this Agreement;

               (c) issue, sell or repurchase, or authorize or propose the issuance, sale or repurchase of any shares of its capital stock or any other securities or issue any securities convertible into or exchangeable for, or options, warrants to purchase, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any agreement, understanding or arrangement with respect to the issuance of, any of its shares of capital stock or any other securities (including securities of others), other than pursuant to the PacifiCorp K Plus and Employee Stock Ownership Plan, or enter into any agreement, understanding or arrangement with respect to the purchase or voting of shares of its capital stock, or adjust, split, combine or reclassify any of its securities, or make any other changes in its capital structure;

               (d)  declare, set aside, pay or make any
dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of PTI, except for regular quarterly cash dividends of no more than $.33 per share;

               (e) take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to policies or agreements of PTI or any of its subsidiaries in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof; or

               (f)  except for salary increases or other
employee benefit arrangements made in the ordinary course of business, adopt or amend any bonus, profit sharing, compensation, pension, retirement, deferred compensation, severance, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee.

         3.6 Access and Information. PTI shall and shall cause its subsidiaries to give to Holdings and Merger Sub and their respective representatives full access to all the premises and books and records of PTI and its subsidiaries and shall cause its officers and officers of its subsidiaries and their independent auditors to furnish to such persons such financial and operating data and other information, including access to the working papers of its independent auditors, with respect to its business and properties as Holdings shall from time to time reasonably request. No investigation pursuant to this Section 3.6 shall affect or be deemed to modify any representations or warranties made in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

          3.7  Certain Filings, Consents and Arrangements.

               3.7.1 Consents. Holdings, Merger Sub and PTI shall use their respective best efforts to obtain any necessary consents, permits, authorizations, approvals and waivers to permit the consummation of the transactions contemplated by this Agreement, provided that PTI shall not, without the consent of Holdings (which consent shall not be unreasonably withheld), agree to any amendment to any material instrument or agreement to which it is a party.

               3.7.2 Filings. Holdings, Merger Sub and PTI shall cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation or any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other agreements or instruments material to PTI's business in connection with the consummation of the Merger and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

         3.8  Indemnification and Insurance.

               (a)  From and after the Effective Time, the
Surviving Corporation shall maintain, and Holdings agrees to cause the Surviving Corporation to maintain for a period of at least six years from the Effective Time for the benefit of PTI's current directors and officers, (i) director and officer liability insurance providing at least the same amounts and coverage with respect to PTI's current directors and officers as the current policies maintained by or on behalf of PTI, and containing terms and conditions which are no less advantageous with respect to matters existing or occurring on or prior to the Effective Time (or, with respect to matters arising from or in connection with Section 1.5 hereof, subsequent to the Effective Time), and in the event any claim is made against present directors of PTI that is covered, in whole or in part, or potentially so covered by insurance, the Surviving Corporation and Holdings shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim; provided, however, that if the cost of maintaining such insurance exceeds the current cost related to providing such insurance (the "Current Cost") by more than twice the Current Cost, then the Surviving Corporation shall maintain and Holdings agrees to cause the Surviving Corporation to maintain such director and officer liability insurance with the maximum amount of coverage obtainable at twice such Current Cost, and
(ii) all rights to indemnification now existing in favor of the present directors and officers of PTI and its respective subsidiaries as provided in their respective articles of incorporation or bylaws or otherwise in effect on the date hereof (other than pursuant to this Agreement) shall survive the Merger for a period of six years; provided, however, that all such rights to indemnification with respect to any claim asserted, made or originated prior to the expiration of such six-year period shall survive until the final disposition of such Claim (as hereinafter defined), and that during such period, the Articles of Incorporation and
Bylaws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity of the present directors and officers of PTI, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify.

          (b) Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification under this Section 3.8, Holdings shall cause the Surviving Corporation to direct, at the election of the director of PTI seeking indemnification hereunder, that the determination of any such approval shall be made by independent counsel acceptable to Holdings selected by such director of PTI seeking indemnification hereunder.

          (c) This Section 3.8 shall survive the consummation of the Merger. The provisions of this Section 3.8 are intended to be for the benefit of, and shall be enforceable by the present directors or officers of PTI, as the case may be. The rights provided under this Section 3.8 shall be in addition to, and not in lieu of, any rights to indemnity which any party may have under the Articles of Incorporation or Bylaws of PTI or the Surviving Corporation or any other agreements.

          (d) An indemnified party under this Section 3.8 shall be free to determine, in such party's sole discretion, which of the sources of indemnification or insurance available hereunder that such party desires to pursue without in any manner waiving any rights against other sources not initially pursued. In addition, this Section 3.8 is not intended to release or limit any insurer from the obligations undertaken by it in any policy of insurance.

          3.9 Dividend Policy. During the period from the date of this Agreement to the Effective Time, Holdings shall not take any action to cause PTI to make any dividend or other distribution or payment to Holdings with respect to Holdings Stock otherwise than in accordance with PTI's existing dividend policies.

         3.10 Notification of Certain Matters. Each of PTI and Holdings shall give prompt notice to the other of (i) any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting the notifying party or any of its property or assets, that relate to the Merger, (ii) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect, and (iii) any material failure of the notifying party or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

          3.11 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses (including, in the case of PTI, the costs of printing and mailing the Proxy Statement), whether or not the Merger is consummated.

          3.12 Election of Directors. PTI agrees to take all actions requested by Holdings to cause to be elected to PTI's
Board of Directors at the Shareholder Meeting such additional directors as may be designated by Holdings.

          3.13 Employee Benefits. Holdings agrees to honor, from and after the Effective Time, in accordance with its terms as in effect on the date of this Agreement, the Pacific
Telecom, Inc. Executive Officer Severance Plan effective
January 1, 1994.

          3.14 Additional Agreements. Subject to the terms and conditions hereof, each party shall use its best efforts promptly to take, or cause to be taken, all actions and promptly to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                          ARTICLE IV
                          CONDITIONS

          4.1 Conditions to the Obligations of The Parties. The respective obligations of PTI, Holdings, and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or before the Closing of each of the following conditions:

               4.1.1 Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved (A) by the affirmative vote of the holders of at least a majority of the Minority Stock and (B) by the requisite vote of the shareholders of PTI in accordance with applicable law and its Articles of Incorporation and Bylaws.

               4.1.2 No Injunction. The consummation of the Merger shall not be precluded by any order or injunction of a court of competent jurisdiction (each party agreeing to use its best efforts to have any such order reversed or injunction lifted), and there shall not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any government or governmental or other regulatory agency, domestic or foreign, that makes consummation of the Merger illegal.

          4.2 Conditions to Obligation of PTI. The obligation of PTI to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or before the Closing of the following additional conditions:

               4.2.1  Representations, Warranties, and
Covenants. The representations and warranties of Holdings and Merger Sub, including, without limitation, those relating to PacifiCorp, contained in this Agreement shall be correct in all material respects (a) at the date of this Agreement, and (b) on and as of the Closing Date with the same effect as though made on and as of such date, Holdings and Merger Sub shall have performed in all material respects all of their respective covenants and obligations hereunder theretofore to be performed, and PTI shall have received at the Closing certificates to that effect, dated the Closing Date, and executed on behalf of Holdings by an executive officer of Holdings and on behalf of Merger Sub by an executive officer of Merger Sub.

               4.2.2 PacifiCorp Agreement. PacifiCorp shall have entered into the PacifiCorp Agreement, the representations and warranties of PacifiCorp contained in the PacifiCorp Agreement shall be correct in all material respects (a) at the date of the PacifiCorp Agreement and (b) on and as of the Closing Date with the same effect as though made on and as of such date, and PacifiCorp shall have performed in all material respects all of its covenants and obligations under the PacifiCorp Agreement theretofore to be performed and PTI shall have received at the Closing a certificate to that effect, dated the Closing Date, and executed on behalf of PacifiCorp by an executive officer of PacifiCorp.

               4.2.3 No Injunction. No governmental action or proceeding shall have been commenced that (a) in the opinion of the Special Committee's counsel is more likely than not to be successful and (b) seeks an injunction, a restraining order or any other order seeking to prohibit, restrain, invalidate or set aside the consummation of the Merger.

               4.2.4  Fairness Opinions.  Neither of the
Fairness Opinions shall have been modified withdrawn or revoked as of the time of the mailing of the Proxy Statement to the shareholders of PTI.

               4.2.5 Consents and Approvals. All consents, approvals, permits and authorizations required to be obtained from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by PTI shall have been obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not have a material adverse effect on the business, operations, financial condition or prospects of PTI and its subsidiaries, taken as a whole.

          4.3 Conditions to Obligations of Holdings and Merger Sub. The obligations of Holdings and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or before the Closing of the following additional conditions:

               4.3.1  Representations, Warranties, and
Covenants. The representations and warranties of PTI contained in this Agreement shall be correct in all material respects (a) at the date of this Agreement, and (b) as of the Closing with the same effect as though made on and as of such date, except for changes specifically contemplated by this Agreement, and PTI shall have performed in all material respects all of its respective covenants and obligations hereunder theretofore to be performed, and Holdings and Merger Sub shall have received at the Closing certificates to that effect, dated the Closing Date, and executed on behalf of PTI by an executive officer of PTI.

               4.3.2 No Injunction. No governmental action or proceeding shall have been commenced that (a) in the opinion of Holding's counsel is more likely than not to be successful, and
(b) seeks an injunction, a restraining order or any other order seeking to prohibit, restrain, invalidate or set aside consummation of the Merger.

               4.3.3  Material Adverse Change.  Except as
disclosed in the Company SEC Reports or as otherwise disclosed to a responsible officer of Holdings or PacifiCorp on or before the date hereof, since September 30, 1994, there shall not have been any change or event that has resulted in, or may result in, any material adverse change in the business, operations, properties, assets, liabilities or condition (financial or otherwise) of PTI and its subsidiaries, taken as a whole.

               4.3.4 Consents and Approvals. All consents, approvals, permits and authorizations required to be obtained from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Holdings shall have been obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not have a material adverse effect on the business, operations, financial condition or prospects of Holdings and its subsidiaries, taken as a whole.

                           ARTICLE V
                          TERMINATION

          5.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder
Meeting:

               5.1.1 Mutual Consent. By the mutual consent of the Boards of Directors of Holdings and PTI;

               5.1.2  Failure of Merger to Occur by Certain
Date. By either PTI or Holdings if the Effective Time shall not have occurred on or before September 30, 1995, which date may be extended by the mutual consent of the Boards of Directors of Holdings and PTI; provided, however, that the right to terminate this Agreement under this Section 5.1.2 shall not be available to a party whose failure (or whose subsidiary's or parent corporation's failure) to fulfill any obligation under this Agreement has been a significant cause of, or in any significant respect resulted in, the failure of the Effective Time to occur on or before September 30, 1995 or, in the event of an extension by the mutual agreement of Holdings and PTI, by such later date;

               5.1.3  Actions Restraining the Merger.  By
either Holdings or PTI if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

              5.1.4  Failure of Shareholders to Approve.  By
either Holdings or PTI if the shareholders of PTI fail to duly adopt and approve this Agreement and the Merger as contemplated by Section 4.1.1;

               5.1.5  By PTI.  By PTI if (A) there is a
material breach of any of the representations and warranties of PacifiCorp, Holdings or Merger Sub or (B) PacifiCorp, Holdings or Merger Sub fail to comply in any material respect with any of their respective covenants or agreements, in each case as contained herein or in the PacifiCorp Agreement; or

               5.1.6 By Holdings. By Holdings or Merger Sub if (A) the Special Committee or the Board of Directors upon the recommendation of the Special Committee shall have withdrawn or modified in any manner adverse to Holdings or Merger Sub its approval or recommendation of this Agreement or the Merger, or
(B) there is a material breach of any of the representations and warranties of PTI or (C) PTI fails to comply in any material respect with any of its covenants or agreements contained herein.

          5.2 Effect of Termination. Except as set forth below in this Section 5.2 and as provided in Section 6.1, upon the termination of this Agreement pursuant to Section 5.1, this Agreement shall forthwith become null and void and no party to this Agreement shall have any liability or further obligation to the other party by reason of this Agreement, other than for damages to the extent arising from a prior breach of this Agreement.

                         ARTICLE VI
                   MISCELLANEOUS AND GENERAL

          6.1 Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 5.1, as the case may be. The covenants and agreements contained in this Agreement shall survive the Effective Time and shall continue until they terminate in accordance with their terms. The covenants and agreements contained in Sections 3.11, 5.2 and this Section 6.1 shall survive termination of this Agreement in accordance with their terms.

          6.2 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose shareholders are, entitled to the benefits thereof. Except for the provisions hereof relating to indemnification and insurance as set forth in Section 3.8, this Agreement may be amended or supplemented at any time, except that after approval hereof by the shareholders of PTI, no amendment shall be made which decreases the Merger Consideration, changes the form of the Merger Consideration or that in any other way materially adversely affects the rights of the Minority Shareholders (other than a termination of this Agreement) without the further approval of the Minority Shareholders. No such waiver, amendment or supplement shall be effective unless in writing and signed by the party or parties intended to be bound thereby.

          6.3 Entire Agreement. This Agreement (a) contains the entire agreement among Holdings, Merger Sub and PTI with respect to the Merger and the other transactions contemplated hereby, and supersedes all prior agreements among the parties with respect to such matters, and (b) is not intended to confer upon any other persons any rights or remedies hereunder, except as specifically provided for herein.

         6.4 Headings. The descriptive headings contained herein are for convenience and reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          6.5 Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested addressed as follows:

     If to PTI:                         With copies to:

     Pacific Telecom, Inc.              Latham & Watkins
     Attention:  Special Committee      Attention:  John J. Huber
       of the Board of Directors        1001 Pennsylvania Ave., NW
     c/o James H. Huesgen               Suite 1300
     805 Broadway                       Washington, D.C.  20004-2505
     Vancouver, WA  98660

     If to Holdings or Merger Sub:      With a copy to:

     PacifiCorp Holdings, Inc.          Stoel Rives Boley Jones & Grey
     Attention:  Richard T. O'Brien     Attention:  Henry H. Hewitt
     700 NE Multnomah                   900 SW Fifth Avenue
     Suite 1600                         Suite 2300
     Portland, Oregon  97232            Portland, Oregon  97204

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

          6.6 Parties in Interest; Assignment. This Agreement is binding upon and is solely for the benefit of the parties and their respective successors, legal representatives and assigns except that Sections 3.8 and 3.13 shall be for the express benefit of the persons in the categories referred to therein. Holdings shall have the right to assign to one or more direct or indirect wholly owned subsidiaries of Holdings any and all rights and obligations of Merger Sub under this Agreement, including without limitation, the right to substitute in Merger Sub's place such a subsidiary as one of the constituent corporations in the Merger (if such subsidiary assumes all of the obligations of Merger Sub in connection with the Merger). If Holdings exercises its right to so restructure the transaction, PTI shall promptly enter into appropriate agreements to reflect such restructuring. In any such event the amounts to be paid to holders of Minority Stock shall not be reduced, nor shall there be any material delay of the Effective Time.

          6.7 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which any party is entitled at law or in equity.

          6.8 Public Statements. The parties agree to consult with each other prior to issuing any public announcement or statement with respect to the Merger, if practicable. As soon as is practicable following execution of this Agreement, the parties will issue a joint press release announcing the execution of this Agreement, which press release will be in the form of Exhibit C hereto.

          6.9 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          6.10 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                  (Signature pages to follow)

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                         PACIFIC TELECOM, INC.

                         By  CHARLES E. ROBINSON
                           ----------------------------------
                           Title:  Chief Executive Officer


                         PACIFICORP HOLDINGS, INC.

                         By  RICHARD T. O'BRIEN
                           -----------------------------
                           Title:  Senior Vice President


                         PXYZ CORPORATION

                         By  RICHARD T. O'BRIEN
                           -----------------------------
                           Title:  President

                       EXHIBITS TO THE

                 AGREEMENT AND PLAN OF MERGER


Exhibit        Description (Section Reference)

   A.          Form of PacifiCorp Agreement (Recital F and
               Section 4.2.2)

   B. Form of Amendment to Schedule 13D to be filed by PacifiCorp (Section 2.2.5)

   C.          Form of Joint Press Release (Section 6.8)

                                                      EXHIBIT A

                           AGREEMENT

          This Agreement is dated as of March 9, 1995 between PacifiCorp, an Oregon corporation ("PacifiCorp"), and Pacific
Telecom, Inc., a Washington corporation ("PTI").

                           RECITALS

     A. PacifiCorp owns all of the issued and outstanding capital stock of PacifiCorp Holdings, Inc., a Delaware corporation ("Holdings"). On the date hereof, PTI, PXYZ Corporation, a Washington corporation ("Merger Sub"), and Holdings are entering into an Agreement and Plan of Merger (the "Agreement and Plan of Merger") dated the date hereof and providing, among other things, for the merger of Merger Sub with and into PTI (the "Merger"). PTI has indicated that it will not enter into the Agreement and Plan of Merger unless PTI and PacifiCorp enter into this Agreement at the same time. PacifiCorp is entering into this Agreement with PTI expressly for the purpose of inducing PTI to enter into the Agreement and Plan of Merger. Immediately following the Merger, Holdings will own all of the issued and outstanding capital stock of PTI.

     B. PacifiCorp believes that it is in the best interests of PacifiCorp and its shareholders to consummate the Merger.

                           AGREEMENT

          In consideration of the execution by Company of the Agreement and Plan of Merger and of the mutual covenants and agreements set forth herein, PacifiCorp and PTI agree as follows:

          1. Defined Terms. Capitalized terms used herein shall have the meanings assigned to them in the Agreement and Plan of Merger unless otherwise defined herein.

          2.   Certain Representations.

               (a) Organization and Good Standing. PacifiCorp is a corporation duly organized and validly existing under the laws of the State of Oregon. PacifiCorp has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted.

               (b) Corporate Authority. PacifiCorp has full corporate power and authority to execute and deliver this Agreement and to undertake the obligations provided for herein.

The execution, delivery and performance of this Agreement by PacifiCorp have been duly authorized by all requisite corporate action and no further corporate proceedings on the part of PacifiCorp are necessary to authorize this Agreement or to undertake the obligations provided for herein. This Agreement has been duly and validly executed and delivered by PacifiCorp and constitutes a valid and binding agreement of PacifiCorp, enforceable in accordance with its terms, except as enforcement may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedies of specific performance and equitable relief are subject to the discretion of the court before which any such proceeding may be brought.

               (c) Proxy Statement and Schedule 13E-3. None of the information supplied or to be supplied by PacifiCorp for inclusion in the Schedule 13E-3 or the Proxy Statement and any amendments thereof or supplements thereto will, on the respective dates such materials are filed with the SEC, at the time of the mailing of such Proxy Statement or any amendment or supplement thereto to shareholders of PTI, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to PacifiCorp or any of its officers, directors or affiliates should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of PTI. The
Schedule 13E-3 will comply (with respect to PacifiCorp and its officers, directors and affiliates) in all material respects, as to form, with the applicable requirements of each of the Exchange Act and the respective rules and regulations thereunder.

               (d) Required Approvals and Consents. Except for compliance with the applicable requirements of the Exchange Act and the securities laws of the various states, no filing with, and no permit, authorization, consent or approval of, any public body is necessary for the execution and delivery by PacifiCorp of this Agreement or the consummation by PacifiCorp of the transactions contemplated by this Agreement.

               (e)  Prior Offers; No Present Intent to Sell.
Since January 1, 1993, to the best knowledge of PacifiCorp, after due inquiry, PacifiCorp has not received any "proposal" or offer to purchase, or solicited any proposal or offer to purchase, any material portion of the stock or assets of PTI, other than transactions disclosed in Company SEC Reports (including, without limitation, the sale of Alascom). For purposes of this Section 2(e) a "proposal" may be either written or oral, but must have included a proposed or suggested price or possible range of prices and, if made on behalf of a corporation, must have been made by a responsible officer or representative of that corporation. PacifiCorp has no current plan or intent to sell or otherwise dispose of any material portion of the stock or assets of PTI, other than transactions disclosed in Company SEC Reports (including, without limitation, the sale of Alascom). The Schedule 13D of PacifiCorp filed in respect of Holdings' ownership interest in PTI, as amended by the 13D Amendment, fully complies with all of the requirements of such Schedule, including, without limitation, Item 4 thereof. The 13D Amendment will be filed promptly after execution of this Agreement.

          3. Proxy Materials and Schedule 13E-3. PacifiCorp will cooperate fully with Holdings, Merger Sub and PTI in preparing and filing the Schedule 13E-3 and in obtaining SEC clearance of the Schedule 13E-3 as contemplated by Section 3.1 of the Agreement and Plan of Merger. PacifiCorp will cause its officers and directors to cooperate fully with PTI in responding promptly to any comments of the SEC in regard of any of the filings made by such persons with the SEC in connection with the transactions contemplated by this Agreement or the Agreement and Plan of Merger.

          4.   Fairness of the Merger.  PacifiCorp has
determined that the transactions contemplated by this Agreement and the Agreement and Plan of Merger are fair to the Minority
Shareholders.

          5.   Certain Filings, Consents and Arrangements.

               5.1 Consents. PacifiCorp shall use its best efforts to obtain any necessary consents, permits, authorizations, approvals and waivers required to be obtained by it to permit the consummation of the transactions contemplated by the Agreement and Plan of Merger.

               5.2  Filings.  PacifiCorp shall promptly
determine whether any filings are required to be made by it or consents, approvals, permits or authorizations are required to be obtained by it under any federal, state or foreign law or regulation or any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other agreements or instruments material to PacifiCorp's business in connection with the consummation of the Merger and will promptly make any such filings, furnish information required in connection therewith and seek timely to obtain any such consents, permits, authorizations, approvals or waivers.

          6. Dividend Policy. During the period from the date of this Agreement to the Effective Time, PacifiCorp shall not take any action to cause PTI to make any dividend or other distribution or payment to Holdings with respect to Holdings Stock otherwise than in accordance with PTI's existing dividend policies.

          7. Indemnification. From and after the Effective Time, PacifiCorp shall (to the extent specified in the following sentence) indemnify, defend and hold harmless each person who is now a director or officer of PTI against all losses, claims, damages, costs, expenses or liabilities, or in connection with any claim, action, suit, proceeding or investigation (a "Claim"), arising out of the fact that such person is a director or officer of PTI (or out of any action taken by any such person on behalf of PTI), pertaining to any matter existing or occurring on or prior to the Effective Time (or, with respect to matters arising from or in connection with Section 1.5 of the Agreement and Plan of Merger, subsequent to the Effective Time) (including, without limitation, the transactions contemplated by the Agreement and Plan of Merger), whether asserted or claimed prior to, or on or after, the Effective Time. In each case such indemnification shall be to the full extent a corporation is permitted under Washington law to indemnify its own directors and officers (and PacifiCorp will pay expenses in advance of the final disposition of any such action or proceeding to each such director of PTI seeking indemnification hereunder to the full extent permitted by law).

          8.   Notification of Certain Matters.  Each of
PacifiCorp and PTI shall give prompt notice to the other of (i) any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting the notifying party or any of its property or assets, that relate to the Merger, (ii) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of the notifying party contained in this Agreement or the Agreement and Plan of Merger to be untrue or inaccurate in any material respect, and (iii) any material failure of the notifying party or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under the Agreement and Plan of Merger. No such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder or under the Agreement and Plan of Merger. Any notice properly given by PTI to Holdings in compliance with the Agreement and Plan of Merger shall also constitute notice of such matter to PacifiCorp hereunder.

          9. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          10. Public Announcements. PacifiCorp agrees to consult with PTI prior to issuing any public announcement or statement with respect to the Merger, if practicable.

          11. Assignment. This Agreement shall be binding upon and is solely for the benefit of the parties and their respective successors, legal representatives and assigns, and is not intended to confer any benefit on any third party except that Section 7 shall be for the express benefit of the persons in the categories referred to therein. The rights under this Agreement shall not be assigned by either party without the prior written consent of the other.

          12. Governing Law. This Agreement shall be governed by the laws of the State of Washington applicable to contracts made and to be performed therein.

          13. Entire Agreement. This Agreement (a) contains the entire agreement between PacifiCorp and PTI with respect to the transactions contemplated by the Agreement and Plan of Merger, and (b) supersedes all prior agreements between the parties with respect to such matters.

          14. Notices. All notices or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested addressed as follows:

If to PTI:                         With copies to:

Pacific Telecom, Inc.              Latham & Watkins
Attention:  Special Committee      Attention:  John J. Huber
  of the Board of Directors        1001 Pennsylvania Ave., NW
c/o James H. Huesgen               Suite 1300
805 Broadway                       Washington, D.C.  20004-2505
Vancouver, WA  98660

If to Holdings or Merger Sub:     With a copy to:

PacifiCorp Holdings, Inc.          Stoel Rives Boley Jones & Grey
Attention:  Richard T. O'Brien     Attention:  Henry H. Hewitt
700 NE Multnomah                   900 SW Fifth Avenue
Suite 1600                         Suite 2300
Portland, Oregon  97232            Portland, Oregon  97204

or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

          15. Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which any party is entitled at law or in equity.

          16. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.


                  (Signature pages to follow)
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                         PACIFICORP

                         By:  FREDERICK W. BUCKMAN
                            ---------------------------------
                            Title:  Chief Executive Officer


                         PACIFIC TELECOM, INC.

                         By:  CHARLES E. ROBINSON
                            ---------------------------------
                            Title:  Chief Executive Officer

                                                         EXHIBIT B

                        UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549

                         SCHEDULE 13D

           UNDER THE SECURITIES EXCHANGE ACT OF 1934
                      (AMENDMENT NO. 18)*



                     PACIFIC TELECOM, INC.
- -------------------------------------------------------------
                       (Name of Issuer)

                  Common Stock (no par value)
- -------------------------------------------------------------
                (Title of Class of Securities)

                          694876 10 3
                ------------------------------
                        (CUSIP Number)


                      Richard T. O'Brien
                          PacifiCorp
                 700 NE Multnomah, Suite 1600
                 Portland, oregon  97232-4116
                  Telephone:  (503) 731-2133
- -------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                         March 9, 1995
                ------------------------------
    (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                         SCHEDULE 13D

CUSIP No. 694876 10 3
- -------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     PacifiCorp Holdings, Inc. (formerly Inner PacifiCorp, Inc.)
     93-0866672
- -------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) /  /
                                                  (b) /  /
- -------------------------------------------------------------
3    SEC USE ONLY

- -------------------------------------------------------------
4    SOURCE OF FUNDS*

     BK
- -------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                       /  /
- -------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
- -------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

     7    SOLE VOTING POWER

          0
- -------------------------------------------------------------
     8    SHARED VOTING POWER

          34,325,181
- -------------------------------------------------------------
     9    SOLE DISPOSITIVE POWER

          0
- -------------------------------------------------------------
     10   SHARED DISPOSITIVE POWER

          34,325,181
- -------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     34,325,181
- -------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
                                                       /  /
- -------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     86.6%
- -------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
- -------------------------------------------------------------
                         SCHEDULE 13D

CUSIP No. 694876 10 3
- -------------------------------------------------------------
1    NAME OF REPORTING PERSON

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     PacifiCorp  93-0246090
- -------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a) /  /
                                                  (b) /  /
- -------------------------------------------------------------
3    SEC USE ONLY

- -------------------------------------------------------------
4    SOURCE OF FUNDS*

     Not Applicable
- -------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                       /  /
- -------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Oregon
- -------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH

     7    SOLE VOTING POWER

          0
- -------------------------------------------------------------
     8    SHARED VOTING POWER

          34,325,181
- -------------------------------------------------------------
     9    SOLE DISPOSITIVE POWER

          0
- -------------------------------------------------------------
     10   SHARED DISPOSITIVE POWER

          34,325,181
- -------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     34,325,181
- -------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
                                                       /  /
- -------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     86.6%
- -------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
- -------------------------------------------------------------
                   PACIFICORP HOLDINGS, INC.
                   -------------------------

                      AMENDMENT NO. 18 TO
                         SCHEDULE 13D
                         ------------


Item 1. Security and Issuer.
- ------  -------------------

        PacifiCorp Holdings, Inc. (formerly Inner PacifiCorp, Inc.), a Delaware corporation ("PacifiCorp Holdings"), amends its statement on Schedule 13D (as previously amended, "Statement") pertaining to the Common Stock, no par value ("Common Stock"), of Pacific Telecom, Inc., a Washington corporation ("PTI"). This Amendment No. 18 ("Amendment") amends the Statement to report the transactions contemplated by that certain Agreement and Plan of Merger dated as of March 9, 1995 (the "Merger Agreement"), by and among PacifiCorp Holdings, PTI and PXYZ Corporation, a Washington corporation and a wholly owned subsidiary of PacifiCorp Holdings ("Merger Sub"), pursuant to which PacifiCorp Holdings intends to acquire the minority interest of PTI. PacifiCorp, an Oregon corporation ("PacifiCorp"), which owns 100 percent of the outstanding voting securities of PacifiCorp Holdings, joins in this filing.

Item 2. Identity and Background.
- ------  -----------------------

        PacifiCorp Holdings owns approximately 86.6% of PTI, 100% of PacifiCorp Financial Services, Inc. ("PFS") and 100% of Pacific Generation Company ("PGC"). These ownership interests are the primary assets of PacifiCorp Holdings. PTI, through its subsidiaries, provides local telephone service and access to the long distance network in Alaska, seven other western states and three midwestern states, provides intrastate and interstate long distance communication services in Alaska, provides cellular mobile telephone services and is engaged in sales of capacity in and operation of a submarine fiber-optic cable between the U.S. and Japan. PFS plans to continue sales of portions of its loan, leasing and real estate investments over the next several years. PGC is engaged in the independent power production and cogeneration business.

        PacifiCorp Holdings is a wholly owned subsidiary of PacifiCorp, an electric utility that conducts a retail electric utility business through Pacific Power & Light Company ("Pacific Power") and Utah Power & Light Company ("Utah Power"), and engages in power production and sales on a wholesale basis under the name PacifiCorp. The Company furnishes electric service in portions of seven western states: California, Idaho, Montana, Oregon, Utah, Washington and Wyoming. The principal executive offices of PacifiCorp and PacifiCorp Holdings are located at 700 NE Multnomah, Suite 1600, Portland, Oregon 97232-4116.

        For a current list of the executive officers and directors of PacifiCorp Holdings and PacifiCorp, along with the other information required to be furnished with respect to such executive officers and directors under this Item 2, see
Exhibit 1, which is incorporated herein by reference.

        Neither PacifiCorp Holdings nor PacifiCorp has been, during the last five years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration.
- ------  -------------------------------------------------

        PacifiCorp Holdings currently plans to finance the proposed acquisition by borrowing some or all of the required funds under the $500,000,000 Credit Agreement (the "Credit Agreement") dated September 30, 1993 among PacifiCorp Holdings, the banks listed therein, Bank of America National Trust and Savings Association, as Co-Agent and Morgan Guaranty Trust Company of New York, as Agent, a copy of which was filed as an exhibit to Amendment No. 17 to the Statement. PacifiCorp Holdings will need to obtain an amendment of certain borrowing restrictions in the Credit Agreement to complete the transaction. However, PacifiCorp Holdings is planning to replace the Credit Agreement with a new credit facility that does not include those restrictions.
Item 4. Purpose of Transaction.
- ------  ----------------------

        The Merger Agreement, which is more fully described in
Item 6 of this Amendment, contemplates the merger (the "Merger") of Merger Sub with and into PTI, with PTI as the corporation surviving the Merger. In the Merger, each share of outstanding Common Stock owned by PacifiCorp Holdings will be cancelled and each share of Common Stock owned by shareholders other than PacifiCorp Holdings will be converted into the right to receive a cash payment of $30.00. Each outstanding share of the capital stock of Merger Sub will be converted into one share of Common Stock. As a result of the Merger, PTI would become a wholly owned subsidiary of PacifiCorp Holdings.

        The Merger Agreement includes an agreement by PTI to take all actions requested by PacifiCorp Holdings to cause such additional directors as may be designated by PacifiCorp Holdings to be elected at the shareholder meeting at which the Merger will be submitted to a vote of PTI's shareholders. The provision reflects the current intention of PacifiCorp Holdings, regardless of the outcome of the vote on the Merger, to increase the size of the Board and to elect at the meeting an as yet undetermined number of additional directors designated by PacifiCorp Holdings.

        Consummation of the Merger will cause the Common Stock to cease to be quoted on NASDAQ and will result in termination of registration of the Common Stock under Section 12 of the Exchange Act.

Item 5. Interest in Securities of the Issuer.
- ------  ------------------------------------

        The information set forth below amends and restates the information included under Item 5 of the Statement:

        (a) - (b) The aggregate number of shares of Common Stock beneficially owned by the persons named in response to Item 2, and the number of shares of Common Stock with respect to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition, are set forth on Exhibit 2, which is incorporated herein by reference. Except as described in Exhibit 2, neither PacifiCorp Holdings, PacifiCorp, nor, to the knowledge of PacifiCorp Holdings or PacifiCorp, any director or officer of either of them is the beneficial owner of any Common Stock.

        (c) Information regarding transactions in shares of Common Stock within the past 60 days by the persons named in response to Item 2 is set forth on Exhibit 2. Except as described in Exhibit 2, neither PacifiCorp Holdings, PacifiCorp nor, to the knowledge of PacifiCorp Holdings, any director or officer of either of them has bought or sold or otherwise effected any transactions in shares of the Common Stock during the past 60 days.

        (d) - (e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships
- ------  -----------------------------------------------------
        with Respect to Securities of the Issuer.
        ----------------------------------------

        The Merger Agreement is attached hereto as Exhibit 3 and incorporated herein by reference. As described above, the Merger will have the effect of an acquisition by PacifiCorp Holdings of all of the outstanding Common Stock currently owned by the minority shareholders for a purchase price of $30.00 per share in cash.

        The Merger Agreement contains representations, warranties and covenants customary in transactions of similar size and type, including a covenant obligating PTI to conduct its business in the ordinary course and consistent with past practice prior to consummation of the Merger and not to take, or permit its subsidiaries to take, certain actions, including amendment of their respective articles of incorporation or bylaws or the issuance of any securities (other than issuances by PTI of Common Stock pursuant to the PacifiCorp K Plus and Employee Stock Ownership Plan). The Merger Agreement also contains a covenant of PacifiCorp Holdings with respect to indemnification of PTI's directors and officers.
        The Merger Agreement contains a number of closing conditions, including (i) approval of the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares held by shareholders other than PacifiCorp Holdings, (ii) accuracy of certain representations and warranties and compliance with the covenants in the Merger Agreement and
(iii) other conditions customary in transactions of similar size and type. In addition, the obligations of PacifiCorp Holdings and Merger Sub are conditioned upon the absence of any material adverse change affecting the business or properties of PTI and its subsidiaries. The obligations of PTI are also conditioned upon (i) no withdrawal, modification or revocation of the fairness opinions rendered to the Special Committee of PTI's Board of Directors, and (ii) the accuracy of representations and compliance with covenants contained in an agreement dated as of March 9, 1995 between PacifiCorp and PTI (the "PacifiCorp Agreement") pursuant to which PacifiCorp has agreed to, among other things, cooperate with PacifiCorp Holdings in making certain filings required under the Securities Exchange Act of 1934 with respect to the Merger and to provide indemnification for certain matters to present directors and officers of PTI.
The PacifiCorp Agreement is attached hereto as Exhibit 4 and incorporated herein by reference.

        The Merger will close on the date when the last of the required conditions to closing has been satisfied or waived, or at such other time as may be agreed to by the parties.

Item 7. Material to be Filed as Exhibits.
- ------  --------------------------------

        Exhibit 1, Directors and officers of corporations named in Item 2.

        Exhibit 2, Interests in Securities of PTI.

        Exhibit 3, Agreement and Plan of Merger dated as of March 9, 1995 by and among Pacific Telecom, Inc.,
        PacifiCorp Holdings, Inc. and PXYZ Corporation.

        Exhibit 4, Agreement dated as of March 9, 1995 between
        PacifiCorp and Pacific Telecom, Inc.
        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    DATED this 9th day of March, 1995.


                            PACIFICORP HOLDINGS, INC.



                            By   RICHARD T. O'BRIEN
                               ------------------------------
                                 Richard T. O'Brien
                                 Senior Vice President


    Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).
   ------------------------------------------------------------

                        EXHIBIT INDEX


Exhibit No.  Description                               Page No.
- -----------  -----------                               --------

   1.        Directors and Executive Officers of
             Corporations named in Item 2.

   2.        Interests in Securities of
             Pacific Telecom, Inc.

   3.        Agreement and Plan of Merger dated
             as of March 9, 1995 by and among
             Pacific Telecom, Inc., PacifiCorp
             Holdings, Inc. and PXYZ Corporation.

   4.        Agreement dated as of March 9, 1995
             between PacifiCorp and Pacific
             Telecom, Inc.

                                                                EXHIBIT 1



                     DIRECTORS AND EXECUTIVE OFFICERS
                OF PACIFICORP HOLDINGS, INC. and PACIFICORP

          (Note:  footnote (*) appears at end of this Exhibit 1)



            The directors and executive officers of PacifiCorp
Holdings, Inc. and PacifiCorp are as follows:

                         PacifiCorp Holdings, Inc.
                         -------------------------
Name                 Title                     Principal Occupation

Frederick W. Buckman Director                  President and Chief Executive
                                               Officer of PacifiCorp*

C. Todd Conover      Director                  General Manager, Finance
                                               Industry Group, Tandem
                                               Computers Incorporated, 19191
                                               Vallco Parkway, LOC 4-57,
                                               Cupertino, California 95014

A.M. Gleason         Director                  Vice Chairman of Board of
                                               Directors of PacifiCorp*

Michael C. Henderson Director and President    Director and President of
                                               PacifiCorp Holdings, Inc.*;
                                               Director & President of PacifiCorp
                                               Financial Services, Inc.*, a
                                               financial services company with
                                               offices at 825 NE Multnomah,
                                               Suite 775, Portland, Oregon 97232

Nolan E. Karras      Director                  Owner of Investment Management
                                               & Research, Inc., an investment
                                               advisory firm with offices at 4695
                                               South 1900 West #3, Roy, Utah
                                               84067

Richard T. O'Brien   Senior Vice President     Vice President of PacifiCorp*;
                                               Senior Vice President of
                                               PacifiCorp Holdings, Inc.*

Daniel L. Spalding   Senior Vice President     Senior Vice President of
                                               PacifiCorp*; Senior Vice President
                                               of PacifiCorp Holdings, Inc.*

William E. Peressini Treasurer                 Treasurer of PacifiCorp*;
                                               Treasurer of PacifiCorp Holdings,
                                               Inc.*

Sally A. Nofziger    Secretary                 Vice President and Corporate
                                               Secretary of PacifiCorp*;
                                               Secretary of PacifiCorp Holdings,
                                               Inc.*

Jacqueline S. Bell   Controller                Controller of PacifiCorp*;
                                               Controller of PacifiCorp Holdings,
                                               Inc.*

        All of the directors and executive officers of Pacific Holdings, Inc. are U.S. citizens. The business address of each individual listed above is the address shown for the individual's principal occupation. None of the individuals listed has been, during the last five years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                PacifiCorp
                                ----------
Name                 Title                     Principal Occupation
Kathryn A. Braun     Director                  Executive Vice President, Western
                                               Digital Corporation, 8105 Irvine
                                               Center Drive, Irvine, CA  92718

Frederick W. Buckman Member of Corporate       President and Chief Executive
                     Policy Group, Director    Officer of PacifiCorp*
                     and President & Chief
                     Executive Officer

C. Todd Conover      Director                  General Manager, Finance
                                               Industry Group, Tandem
                                               Computers Incorporated, 19191
                                               Vallco Parkway, LOC 4-57,
                                               Cupertino, California 95014

Richard C. Edgley    Director                  Member of Presiding Bishopric,
                                               The Church of Jesus Christ of
                                               Latter-day Saints, 50 East North
                                               Temple, 18th Floor, Salt Lake
                                               City, Utah  84150

A.M. Gleason         Director and Vice         Vice Chairman of the Board of
                     Chairman of the Board     PacifiCorp*

John C. Hampton      Director                  Chairman and Chief Executive
                                               Officer of Hampton Resources,
                                               Inc., a forest products company
                                               with offices at Suite 400, 9400 SW
                                               Barnes Rd., Portland, Oregon
                                               97225

Nolan E. Karras      Director                  Owner of Investment Management
                                               & Research, Inc., an investment
                                               advisory firm with offices at 4695
                                               South 1900 West #3, Roy, Utah
                                               84067

Keith R. McKennon    Director and Chairman     Chairman of the Board of
                     of the Board of Directors PacifiCorp*

Robert G. Miller     Director                  Chairman of the Board and Chief
                                               Executive Officer of Fred Meyer,
                                               Inc., a retail merchandising chain,
                                               with offices at 3800 SE 22nd,
                                               Portland, Oregon  97202

Verl R. Topham       Director, Senior Vice     Senior Vice President and
                     President and General     General Counsel of PacifiCorp*
                     Counsel of PacifiCorp

Don M. Wheeler       Director                  Chairman and Chief Executive
                                               Officer, Wheeler Machinery
                                               Company, an equipment sales,
                                               repair and service firm with
                                               offices at 4901 West 2100 South,
                                               Salt Lake City, Utah  84120

Nancy Wilgenbusch    Director                  President, Marylhurst College,
                                               Marylhurst, Oregon, 97036

Paul G. Lorenzini    Member of Corporate       Senior Vice President of
                     Policy Group and Senior   PacifiCorp*
                     Vice President of PacifiCorp

Charles E. Robinson  Member of Corporate       Chairman, President and Chief
                     Policy Group              Executive Officer of Pacific
                                               Telecom, Inc., a
                                               telecommunications holding
                                               company with offices at 805
                                               Broadway, P.O. Box 9901,
                                               Vancouver, Washington  98668

John A. Bohling      Senior Vice President     Senior Vice President of
                                               PacifiCorp*

Shelley R. Faigle    Senior Vice President     Senior Vice President of
                                               PacifiCorp*

John E. Mooney       Senior Vice President     Senior Vice President of
                                               PacifiCorp*

Daniel L. Spalding   Senior Vice President     Senior Vice President of
                                               PacifiCorp*; Senior Vice President
                                               of PacifiCorp Holdings, Inc.*

Dennis P. Steinberg  Senior Vice President     Senior Vice President of
                                               PacifiCorp*

Thomas J. Imeson     Vice President            Vice President of PacifiCorp*

Robert F. Lanz       Vice President            Vice President of PacifiCorp*

Sally A. Nofziger    Vice President &          Vice President and Corporate
                     Corporate Secretary       Secretary of PacifiCorp*;
                                               Secretary of PacifiCorp Holdings,
                                               Inc.*

Richard T. O'Brien   Vice President            Vice President of PacifiCorp*;
                                               Senior Vice President of
                                               PacifiCorp Holdings, Inc.*

William E. Peressini Treasurer                 Treasurer of PacifiCorp*;
                                               Treasurer of PacifiCorp Holdings,
                                               Inc.*

Jacqueline S. Bell   Controller                Controller of PacifiCorp*;
                                               Controller of PacifiCorp Holdings,
                                               Inc.*


        All of the directors and executive officers of PacifiCorp are U.S. citizens. The business address of each individual listed above is the address shown for the individual's principal occupation. None of the individuals listed has been, during the last five years, (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which resulted in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.



   * The principal business and address of the corporation or other organization for which the listed individual's principal occupation is conducted is set forth at the first place at which the name of such corporation or other organization appears in this Exhibit 1.

                                                      EXHIBIT 2


                  INTERESTS IN SECURITIES OF
                     PACIFIC TELECOM, INC.


     The beneficial ownership interests of PacifiCorp Holdings, PacifiCorp and the directors and officers of each of them as of December 31, 1994 are described below. The percentages are calculated on the basis of 39,619,623 shares of Common Stock outstanding as of December 31, 1994.

                   PacifiCorp Holdings, Inc.
                   -------------------------
Nature of                        Number of        Percent of Total Number
Ownership                         Shares           of Outstanding Shares
- ---------                        ---------        -----------------------
Sole Power to Vote                       0                    0%
or Direct the Vote

Shared Power to Vote            34,325,181                 86.6%
or Direct the Vote

Sole Power to Dispose or                 0                    0%
to Direct the Disposition

Shared Power to Dispose or      34,325,181                 86.6%
to Direct the Disposal

Total Beneficially Owned        34,325,181                 86.6%

PacifiCorp Holdings has not bought or sold or otherwise effected any transactions in shares of
Common Stock during the past 60 days.


                          PacifiCorp
                          ----------
Nature of                        Number of        Percent of Total Number
Ownership                         Shares           of Outstanding Shares
- ---------                        ---------        -----------------------
Sole Power to Vote                       0                     0%
or Direct the Vote

Shared Power to Vote            34,325,181                  86.6%
or Direct the Vote

Sole Power to Dispose or                 0                     0%
to Direct the Disposition

Shared Power to Dispose or      34,325,181                  86.6%
to Direct the Disposal

Total Beneficially Owned        34,325,181                  86.6%

PacifiCorp has not bought or sold or otherwise effected any transactions in shares of Common Stock during the past 60 days.

                         A.M. Gleason
                         ------------
Nature of                        Number of        Percent of Total Number
Ownership                         Shares           of Outstanding Shares
- ---------                        ---------        -----------------------
Sole Power to Vote              38,954.0523                 *
or Direct the Vote

Shared Power to Vote                  5,450**               *
or Direct the Vote

Sole Power to Dispose or        38,954.0523                 *
to Direct the Disposition

Shared Power to Dispose or            5,450**               *
to Direct the Disposal

Total Beneficially Owned        44,404.0523**               *

Mr. Gleason is a participant in the PacifiCorp K Plus Employee Savings and Stock Ownership
Plan ("K Plus Plan") and, pursuant to an election in effect since January 3, 1990, he has directed that a portion of his elective contributions be invested in the Pacific Telecom, Inc. Common Stock fund (the "PTI Stock Fund").  The Trustee of the K Plus Plan has acquired shares of Pacific
Telecom Common Stock with funds invested in the PTI Stock Fund within the past 60 days,
172.4667 of which were allocated to Mr. Gleason's account effective as of March 6, 1995.  Mr.
Gleason has not bought or sold or otherwise effected any other transactions in shares of Common
Stock during the past 60 days.

__________________

* Less than 1 percent

**Includes 2,739 shares held by Mr. Gleason's wife as to which Mr. Gleason disclaims beneficial ownership.
/TABLE

                        Robert F. Lanz
                        --------------
Nature of                        Number of        Percent of Total Number
Ownership                         Shares           of Outstanding Shares
- ---------                        ---------        -----------------------
Sole Power to Vote              2,228.8471                  *
or Direct the Vote

Shared Power to Vote                     0                 0%
or Direct the Vote

Sole Power to Dispose or        2,228.8471                  *
to Direct the Disposition

Shared Power to Dispose or               0                 0%
to Direct the Disposal

Total Beneficially Owned        2,228.8471                  *


Mr. Lanz is a participant in the K Plus Plan and, pursuant to an election in effect since
February 15, 1994, he has directed that a portion of his elective contributions be invested in the
PTI Stock Fund.  The Trustee of the K Plus Plan has acquired shares of Pacific Telecom
Common Stock with funds invested in the PTI Stock Fund within the past 60 days, 17.5682 of which were allocated to Mr. Lanz's account effective as of March 6, 1995.  Mr. Lanz has not bought or sold or otherwise effected any other transactions in shares of Common Stock during the past 60 days.

__________________

* Less than 1 percent
/TABLE

                      Charles E. Robinson
                      -------------------
Nature of                        Number of        Percent of Total Number
Ownership                         Shares           of Outstanding Shares
- ---------                        ---------        -----------------------
Sole Power to Vote              72,166.3071                 *
or Direct the Vote

Shared Power to Vote                      0                0%
or Direct the Vote

Sole Power to Dispose or        72,166.3071                *
to Direct the Disposition

Shared Power to Dispose or                0                0%
to Direct the Disposal

Total Beneficially Owned        72,166.3071                *


Mr. Robinson is a participant in the K Plus Plan and, pursuant to an election in effect since
January 3, 1990, he has directed that a portion of his elective contributions be invested in the PTI
Stock Fund.  The Trustee of the K Plus Plan has acquired shares of Pacific Telecom Common
Stock with funds invested in the PTI Stock Fund within the past 60 days, 166.3223 of which were allocated to Mr. Robinson's account effective as of March 6, 1995.  In February 1995, Mr.
Robinson received a grant of 6,600 shares of restricted stock pursuant to the Pacific Telecom
Long-Term Incentive Plan 1994 Restatement, which shares are scheduled to vest over a four-year period commencing February 15, 1996.  Mr. Robinson has not bought or sold or otherwise effected any other transactions in shares of Common Stock during the past 60 days.

__________________

* Less than 1 percent
/TABLE

                       Nancy Wilgenbusch
                       -----------------
Nature of                        Number of        Percent of Total Number
Ownership                         Shares           of Outstanding Shares
- ---------                        ---------        -----------------------
Sole Power to Vote                 2,711                    *
or Direct the Vote

Shared Power to Vote                   0                    0%
or Direct the Vote

Sole Power to Dispose or           2,711                    *
to Direct the Disposition

Shared Power to Dispose or             0                    0%
to Direct the Disposal

Total Beneficially Owned           2,711                    *


Dr. Wilgenbusch has not bought or sold or otherwise effected any transactions in shares of
Common Stock during the past 60 days.

__________________

* Less than 1 percent

/TABLE

                           Thomas J. Imeson
                           ----------------
Nature of                        Number of        Percent of Total Number
Ownership                         Shares           of Outstanding Shares
- ---------                        ---------        -----------------------
Sole Power to Vote               287.2779                    *
or Direct the Vote

Shared Power to Vote                    0                   0%
or Direct the Vote

Sole Power to Dispose or         287.2779                    *
to Direct the Disposition

Shared Power to Dispose or              0                   0%
to Direct the Disposal

Total Beneficially Owned         287.2779                    *


Mr. Imeson has not bought or sold or otherwise effected any transactions in shares of Common
Stock during the past 60 days.

__________________

* Less than 1 percent

                                                     EXHIBIT C

Chris Hunter:  (503) 731-2090
Scott Hibbs:   (503) 731-2123

FOR IMMEDIATE RELEASE..BUSINESS & FINANCIAL EDITORS..March 9,
1995


PACIFICORP AND PACIFIC TELECOM, INC. ANNOUNCE DEFINITIVE MERGER
AGREEMENT FOR A $30.00 PER SHARE ACQUISITION


          Portland, Oregon, March 9, 1995 -- PacifiCorp (NYSE: "PPW") and Pacific Telecom, Inc. (Nasdaq National
Market: "PTCM") jointly announced today a definitive merger agreement pursuant to which PacifiCorp Holdings, Inc., a wholly-owned subsidiary of PacifiCorp, will acquire the outstanding shares of Pacific Telecom not owned by it for $30.00 per share in cash.

          Under the terms of the agreement, a newly-formed, wholly-owned subsidiary of PacifiCorp Holdings, Inc. will be merged with and into Pacific Telecom and the holders of the approximately 5.3 million shares of common stock of Pacific Telecom not held by PacifiCorp Holdings, Inc. would receive $30.00 in cash in exchange for each share of Pacific Telecom common stock. As a result of the merger, Pacific Telecom would become an indirect, wholly-owned subsidiary of PacifiCorp.

          The merger is conditioned upon, among other things, affirmative approval of the merger by holders of a majority of the approximately 5.3 million shares held by the unaffiliated public shareholders. Additional information relating to the merger, to be considered at Pacific Telecom's annual meeting, the date of which has not yet been determined, will be set forth in a proxy statement which must be submitted to the Securities and Exchange Commission before being mailed to shareholders.

          PacifiCorp Holdings, Inc. presently owns approximately 87% of the outstanding shares of Pacific Telecom. On November 1, 1994, it proposed to acquire the shares not owned by it for $28 per share in cash. Promptly thereafter, Pacific Telecom formed a Special Committee of independent directors to receive, study, negotiate and make recommendations to the Board of Directors of Pacific Telecom regarding that proposal. The merger announced today has been unanimously approved by the Board of Directors of Pacific Telecom as fair to, and in the best interests of, Pacific Telecom's public minority shareholders upon the unanimous recommendation of the Special Committee. In connection with its recommendation of the transaction, the Special Committee received the written opinions of Smith Barney Inc. and CS First Boston Corporation, to the effect that the consideration to be received by the minority shareholders in the merger is fair, from a financial point of view, to such holders. The Board of Directors of PacifiCorp has received a fairness opinion from Salomon Brothers Inc to the effect that the consideration to be paid to minority shareholders is fair, from a financial point of view, to PacifiCorp.